October 23, 2019 SHAREHOLDER PRESENTATION EXHIBIT 99.1

Forward Looking Statements This Shareholder Presentation contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions. Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company's control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand, credit quality or real estate values may adversely affect the Company's business; changes in accounting principles, policies or guidelines may cause the Company's financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company's business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

Balance Sheet Growth FY’19 Growth: 10.66%

Balance Sheet Growth FY’19 Growth: 21.14%

Balance Sheet Growth FY’19 Growth: 5.91%

Loan & Deposit Composition as of June 30, 2019 LOANS DEPOSITS

Cost of Funds and Core Deposits

Income Statement Growth 14.39% CAGR Dividends per share, in dollars

Returns *Returns are adjusted for certain one-time items. Please refer to the Company’s earnings press releases for further detail.

Asset Quality

Continue to grow net interest income while managing interest rate risk – grow low-cost, core deposits, leverage existing 15 branch network Strategy Maintain credit quality focus while growing commercial portfolio Deploy excess capital through organic growth, dividends and buybacks Focus on containing expenses while allowing for new products and services